Exhibit 99.1

Geoff Nichol Appointed to Millendo Therapeutics Board of Directors

ANN ARBOR, Mich., December 19, 2019 – Millendo Therapeutics, Inc. (Nasdaq: MLND), a clinical-stage biopharmaceutical company primarily focused on developing novel treatments for orphan endocrine diseases with significant unmet needs, today announced that Geoff Nichol, M.B., Ch.B., M.B.A., has been appointed to the Board of Directors. Dr. Nichol currently serves as Chief Medical Officer at BioMarin where he oversees an active portfolio of clinical development programs and has led multiple programs through late-stage clinical studies and regulatory approval.

“We welcome the deep expertise and insights from Dr. Nichol,” said Julia C. Owens, Ph.D., President and Chief Executive Officer at Millendo Therapeutics. “His experience across the full spectrum of drug development, particularly in rare diseases and late-stage clinical development, as well as his strong knowledge of the regulatory approval process complements our current board. His perspective will have significant impact as we plan our transition to a commercial stage organization.”

“Millendo has built a solid foundation with its lead candidate livoletide, and the clinical data to date are promising,” said Dr. Nichol. “I am excited to help guide the company on their strategy to advance livoletide and other pipeline assets and I look forward to working closely with this dedicated, patient-focused team to further develop potential therapeutics for those living with rare endocrine diseases.”

Dr. Nichol brings to the Millendo Board of Directors nearly 30 years of experience in drug development, including his perspectives as CMO at BioMarin. Prior to joining the leadership team at BioMarin, Dr. Nichol led pre-clinical development of several IND candidates as the EVP of R&D at Sangamo. He previously held senior positions at Medarex Inc. (acquired by Bristol Myers Squibb), Novartis and SmithKline Beecham. Dr. Nichol received a B.Med.Sc., M.B., Ch.B., or the equivalent of an M.D. in the U.S., from Otago University Medical School in New Zealand and an M.B.A. from Warwick University in the United Kingdom.

As of December 17, 2019, Randall Whitcomb, M.D., esteemed member of the Millendo Board of Directors since 2012, has stepped down from his role on the Board due to health reasons. “We are profoundly grateful for Dr. Whitcomb’s dedication and guidance since our company’s inception. His expertise has been invaluable in shaping this company, and we will miss his warmth and professional generosity,” Dr. Owens added. “On behalf of the Board of Directors and all of us at Millendo, I would like to thank Randy for his support, and his many contributions to Millendo’s growth over the years. We wish him the very best.”

About Millendo Therapeutics, Inc.

Millendo Therapeutics is a late-stage biopharmaceutical company primarily focused on developing novel treatments for orphan endocrine diseases where current therapies do not exist or are insufficient. As a leading orphan endocrine company, Millendo creates distinct and transformative treatments where there is a significant unmet medical need. The company is currently advancing livoletide for the treatment of Prader-Willi syndrome, nevanimibe for the treatment of classic congenital adrenal hyperplasia and MLE-301 for the treatment of vasomotor symptoms associated with menopause. For more information, please visit www.millendo.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this press release regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These include statements regarding our plans to develop and commercialize our product candidates, the progress and timing of our ongoing and planned clinical trials for our product candidates, and the timing of and our ability to obtain and maintain regulatory approvals for our product candidates, and, therefore, you are cautioned not to place undue reliance on them. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. Such forward-looking statements are based on Millendo’s expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors, including that Millendo has incurred significant losses since inception, Millendo has a limited operating history and has never generated any revenue from product sales, Millendo will require additional capital to finance its operations, Millendo's future success is dependent on the successful clinical development, regulatory approval and subsequent commercialization of livoletide, nevanimibe and any future product candidates, preclinical studies or earlier clinical trials are not necessarily predictive of future results and the results of Millendo's clinical trials may not support Millendo's livoletide or nevanimibe claims, Millendo may encounter substantial delays in its clinical trials or Millendo may fail to demonstrate safety and efficacy to the satisfaction of applicable regulatory authorities, enrollment and retention of patients in clinical trials is an expensive and time-consuming process and could be made more difficult or rendered impossible by multiple factors outside Millendo's control, Millendo's product candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, or limit their commercial potential and Millendo faces substantial competition. You should refer to the risk factor disclosure set forth in the periodic reports and other documents we file with the Securities and Exchange Commission available at www.sec.gov, including without limitation our including in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for our fiscal quarter ended September 30, 2019 and subsequent reports that we file with the Securities and Exchange Commission.

New factors emerge from time to time and it is not possible for Millendo to predict all such factors, nor can Millendo assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements included in this press release are based on information available to Millendo as of the date of this press release. Millendo disclaims any obligation to update such forward-looking statements to reflect events or circumstances after the date of this press release, except as required by applicable law.

Millendo Investor Contact:
Stephanie Ascher
Stern Investor Relations
212-362-1200
stephanie.ascher@sternir.com

Millendo Media Contact:
Julie Bane
MacDougall
617-821-1089
jbane@macbiocom.com